Mr. Klaus Feldmann
Kelterstraße 3

72666 Neckartailfingen

Filderstadt, April 1, 2006

SERVICE CONTRACT FOR MANAGING DIRECTOR

Dear Mr. Feldmann,

Modine Holding GmbH, Arthur-B.-Modine-Straße,
represented by its shareholder(s) Modine Manufacturing Company the latter represented by Gregory T. Troy, its Vice President and Chief Human Resources Officer

- hereinafter referred to as "Modine" -

is concluding the following managing director service contract with you:

Article 1 - Position and Scope of Duties

1.1 As per April 1, 2000 you have been appointed Managing Director of Modine as well as Modine Europe GmbH. You have also been appointed by Modine Manufacturing Company as Group Vice President of Modine Manufacturing Company for Europe. Modine can assign responsibilities to you as needed to fulfill your responsibilities as Managing Director and Group Vice President.

1.2 In your capacity as Managing Director, you are in particular responsible for the management of Modine’s Original Equipment operations in Europe.

1.3 The shareholders may, at any time, appoint additional managing directors ("Gesch’ftsführer") and/or assign different and/or ad-ditional responsibilities to you in connection with your assignment as described in 1.1 above.

1.4 You shall perform your duties as managing director by obser-ving the diligence of a prudent business-man in accor-dance with the provisions of this Ser-vice Con-tract, Modine's Articles of Incorporation (Gesellschaftsvertrag), the gener-al and specific directi-ves or instructions given by the share-hol-ders and in accordance with the law.

Article 2 - Other Activities

You shall devote your full working time and capacity to the fulfillment of your duties hereunder. Any other activity for remu-nera-tion and any activity which normally en-titles to remunera-tion, including any part time work, is subject to the prior written consent of the sharehol-ders. The sharehol-ders may refuse to grant such consent at their discretion.

Article 3 - Transactions Subject to Consent

Your authority to transact business on behalf of Modine and Modine Europe GmbH is subject to the specific terms of Modine and Modine Europe’s current Articles of Incorporation (Gesellschaftsvertrag), as well as internal policies and procedures of Modine Europe and Modine Manufacturing Company. In addition, you shall be granted single or joint signature authority, which authority can be modified or revoked by unilateral resolution of the shareholder.

Article 4 - Inventions

4.1 All rights pertaining to inventions, whether patent-able or not, and to proposals for technical improve-ments made or submitted by you and to computer software developed by you (herein-after jointly called "Inventions") during the term of this Servi-ce Contract shall be deemed acquired by Modine and compensated by your base salary agreed in Sec. 5.1 herebelow without you being entitled to any additional remuneration. You shall in-form Modine or a person designated by Modine immediately of any Inventions in writing and you shall assist Modine in acquiring patent or other industrial property rights, if Modine so de-sires.

4.2 Subsection 4.1 above shall apply to any Inventions that:
a.	Are related to the business of Modine (including products and processes), or
b.	Are based on experience and Know-how of Modine, or
c.	Ema-nate- from such duties of activities as are to be per-formed by you as a managing director within Modine, or
d.	Have been made during your normal working hours.

4.3	Modine's right to Inventions acquired hereunder shall in no way be affected by any amendments to or the termina-tion of this Service Contract.

Article 5 - Remuneration

5.1 You shall be entitled to a gross annual salary in the amount of EUR 275,000 to be paid in arrears in 12 equal monthly installments.

5.2
You shall furthermore be entitled to earn a bonus according to the terms of the Modine Management Incentive Plan, which currently is based on the return on assets employed for Modine Manufacturing Company worldwide. The Modine Management Incentive Plan is reviewed annually by the Modine Manufacturing Company Board of Directors (or a committee thereof), which reserves the right to amend the agreed targets and the bonus rates at any time, particularly at the beginning of each fiscal year.

5.3 Your salary shall be reviewed annually. The finan-cial and economic si-tua-tion of Modine and your per-sonal perfor-mance shall be considered. The decision whether to increase your salary shall remain in the sole discretion of the shareholder(s).

5.4
By payment of the above mentioned remuneration, all activ-i-ties which you have to perform under this Service Contract, including your acting for subsidiaries or affiliated companies of Modine shall be compensated. In par-ticu-lar, you shall not be entitled to any addi-tional com-pensation for overtime work.

Article 6 - Other Benefits

6.1
Travel expenses and other necessary expenses incurred by you in the furtherance of your duties hereunder shall upon presentation of proper receipts be reimbursed according to the guidelines of Modine and within the frame-work of the prin-ciples applicable in Germany for tax purposes.

6.2	Modine shall provide you with a company car for business and private use according to the terms of the policy entitled “Richtlinie für die Vergabe von Dienstwagen.”

6.3 Modine shall take out accident insurance for you with the following benefits: in case of death EUR 255,646, in case of invalidity EUR 511,292. In case of your incapacity to work and continued salary payment by Modine in accordance with Sec. 7.3 here below, potential insurance payments shall be transferred to Modine for this period of time.

6.4 Modine grants you pension benefits as of January 31, 2003 according to the benefit plan attached as Schedule 1 and will make an annual contribution of 10% of your basic salary in the year at issue. The pension benefits will be granted on the basis of a reinsured support fund (rückgedeckte Unterstützungskasse). However, you are free to pay this annual contribution in a private pension plan.

Article 7 - Inability to Perform Duties

7.1
In case you shall be unable to perform your duties under this Service Contract, you shall inform Modine of such absence and its prospective duration without delay. Upon request, you shall inform Modine of the reasons for such absence.

7.2
In case of absence for medical reasons, you shall submit prior to the end of the third calendar day of your absence a medical certificate concerning your incapacity to work and its prospective duration. If the absence continues longer than indicated on the medical certificate, you shall submit a new medical certificate within three days.

7.3
In the event of incapacity to perform the duties under this Service Contract due to illness or accident or other reasons beyond your control, you shall be granted your monthly gross base salary according to Article 5.1 as well as your bonus according to 5.2 of this Service Contract for a further period of up to six months. Sick-pay you receive from your health insurance shall be deducted from such continued salary payment. In case your incapacity to work exceeds six months, for another six consecutive months you shall receive your monthly gross base salary according to 5.1 of this Service Contract, less the gross salary Modine must pay a substitute.

Article 8 - Vacation

8.1 You shall be entitled to an annual vaca-tion of 30 working days excluding Saturdays.

8.2 The time of vacation shall be determined by yourself in agreement with the Chief Executive Officer of Modine Manufacturing Company thereby taking into considera-tion your personal wishes and the in-terests of Modine.

Article 9 - Secrecy

9.1 You shall not disclose to any third party or use for your own purposes, any confidential technical or other business information related to Modine or its affiliates which has been disclosed to you, or which has otherwise become known to you. This applies in par-ticular to details regarding the busi-ness organization and the relation to clients, customers and suppliers as well as to the know-how of Modine. You shall not divulge such information directly or indirectly, nor shall you make it accessible for third parties or allow such information to be transmitted to persons or companies who have not received a permission to obtain such information for purposes outside Modine, neither for yourself, nor for third parties. This obligation shall apply during the term of this Service Contract and thereafter.

9.2 Business records of any kind, including private notes con-cerning Modine’s affairs and activities, shall be carefully kept and shall be used only for business purposes. Cop-ies or extracts or duplicates of drawings, calculations, statistics and the like or of any other business records may only be made for business purposes.

9.3 Upon termination of this Ser-vice Contract, you shall return all busi-ness re-cords and copies thereof. You shall have no right of re-tention.

Article 10 - Term of Employment and Notice

10.1 This Service Contract begins on April 1, 2007, and is entered into for a fixed term of three (3) years (“Fixed Term”).

10.2 If the parties intend to extend this Service Agreement beyond the Fixed Term, then they agree to complete negotiations regarding the specific terms of such an extended Service Agreement at least 12 months prior to the end of the Fixed Term.

10.3 Modine may release you from your work duties at any time during the fixed term so long as it is based on a justified interest of Modine.

10.4 Notice of extraordinary termination, effective imme-diately, may be given for compelling reasons.

10.5 Notice of termination must be given in writing.

Article 11 - Final Provisions

11.1	Any amendments of or additions of this Service Con-tract shall be made in writing in order to be effective.

11.2 This Service Contract and its interpretation are governed by German law.

11.3 This Service Contract represents the entire agreement and understanding of the parties. This Service Contract super-sedes and replaces all other previously issued con-tracts regarding the employment between the parties. No written or verbal agreements outside this Service Contract have been made.

Date:  4/14/2006                        Date:  4/20/2006

/s/Gregory T. Troy                        /s/Klaus Feldmann
VP and Chief Human Resources Officer            Klaus Feldmann
For Modine Holding GmbH
and its shareholder,
Modine Manufacturing Company